Exhibit 99.1

For Further Information

Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

Charlie Lovering, Chief Financial Officer
843-522-1228 or email: clovering@lowcountrybank.com

July 18, 2003

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Record Quarterly Profit

        Coastal Banking Company Inc., holding company for Lowcountry National Bank, reported record earnings for the quarter ended June 30, 2003. Net income for the quarter ended June 30, 2003 was $193,000 compared to net income for the quarter ended June 30, 2002 of $104,000. Net income for the six months ended June 30, 2003 was $360,000 compared to net income of $192,000 for the same period in 2002. Net income per share was $.20 for the quarter ended June 30, 2003 compared to net income per share of $.11 for the quarter ended June 30, 2002. Net income per share was $.38 for the six months ended June 30, 2003 compared to net income per share of $.11 for the same period in 2002.

        As of June 30, 2003, Coastal Banking Company reported total assets of $95 million. Total assets have increased $32 million, or 51%, since June 30, 2002. Deposits were $87 million and net loans totaled $56 million at the quarter’s end.

        “I am happy to report that our earnings continue to grow with the growth of our franchise,” said Randy Kohn, President and Chief Executive Officer of the bank and holding company. “We look forward to the rest of the year and continuing our progress.”

        Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol CBCO.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.